Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 4th Quarter 2009

January 26, 2010   //  10:00 am (CT)

RLI Participants

Jonathan E. Michael — President, CEO

Michael J. Stone — President, COO (RLI Insurance Company)

Joseph E. Dondanville — Sr. VP, CFO

John Robison — Treasurer, Chief Investment Officer

Conference Call Participants

Name	Affiliation

Mike Grasher	Piper Jaffray
Doug Mewhirter	RBC Capital Markets
Mike Nannizzi	Oppenheimer & Co.
Meyer Shields	Stifel Nicolaus
Matt Carletti	Macquarie Research Equities
Ron Bobman	Capital Returns
Kathy Buck	Wayne Hummer Asset Management Company
Stuart Johnson	Philo Smith

RLI CORP.

Moderator: John Robison

January 26, 2010

10:00 a.m.  CT

Operator:  Good morning and welcome ladies and gentlemen to the RLI Corp. fourth quarter earnings teleconference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future.  As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially.

These risk factors are listed in the company’s various SEC filings, including in the annual Form 10-K, which should be reviewed carefully.  The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second (sic) quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations which are non-GAAP measures of financial results.  RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses.  RLI’s management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other company definitions of operating earnings.

The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s website at www.rlicorp.com.  At the request of the company, we will open the conference up for questions and answers following the presentation.

I will now turn the conference over to RLI’s Treasurer and Chief Investment Officer, Mr. John Robison.

John Robison:  Thank you. Good morning to everyone. Welcome to the RLI earnings teleconference for the final quarter of 2009.  Joining me for today’s call are Jon Michael, President and CEO of RLI Corp., Joe Dondanville, Senior Vice President and Chief Financial Officer, and Mike Stone, President and Chief Operating Officer of RLI Insurance Company.

We will conduct this call as we have in past quarters.  I’ll give a brief review of the financial highlights and discuss the investment portfolio.  Mike Stone will talk about the quarter’s operations, then we’ll open the call to questions, and Jon Michael will finish up with some closing comments.

Our fourth quarter operating earnings were $1.17 per share.  Included in this quarter’s earnings are $11.9 million in pre-tax favorable development and prior year’s loss reserves.  The favorable development came from our casualty and surety books of business which offset the unfavorable development in our property books stemming from our marine book of business.

The combined ratio in the fourth quarter was 80.6, and we finished the year with an 82.3 combined ratio.  These results mark our 14th consecutive year of underwriting profits.  Gross written premiums were down 11% in the quarter and down 7% for the year.  As we have demonstrated over time, we are an underwriting company focused on underwriting profits in hard and soft markets.  We will grow when margins are acceptable and shrink when we are not being compensated for the risks that we are taking.  This discipline is ingrained in our culture and our compensation systems.  We reward profits, not premium.

Turning to the investment portfolio, the total return on our investment portfolio was 1.3% for the quarter and 10% for the year.  As of December 31, our overall allocation was 80% in fixed income, 14% in equities, and 6% in short term investments.

What a difference a year makes — in 2008 our investment portfolio lost 4.4%.  This year our portfolio returned 10%.  It certainly has been an interesting couple of years.  Our outlook is still one of concern.  While the markets have clearly benefited from improved liquidity and strengthening fundamentals, the question for us is, can the private sector replace the massive amounts of stimulus as a result of monetary and fiscal policies?

As long as unemployment remains high, consumer confidence, incomes, and spending will remain under pressure.  In addition, the same drivers that propelled returns in the 1990s, things like deregulation, leverage, housing, etc., are now considered expletives.  We continue to maintain a diverse portfolio of high quality assets matched to liabilities, with equities representing 32% of shareholders’ equity.  We believe this allows us to effectively protect policyholder funds and grow book value for shareholders.

Investment income declined 14.7% for the year.  We exited higher yielding securities such as preferred stocks and a high-yield muni bond fund and held higher short term balances throughout the year.  In December we put some of our cash balances to work in the fixed income portfolios.  We purchased GSE debt with defensive structures in a rising interest rate environment, including coupons that step up over time.  We continue to review our muni holdings and have reduced our exposures to lower quality names that could experience continued fiscal stress given the local economies.

Our fixed income portfolio has an overall rating of “AA,” with a duration of roughly 5. The tax-equivalent book yield on our fixed income portfolio is approximately 5.2%. Our equity portfolio remains tilted towards high quality, large cap names, focusing on dividends and dividend growth.  This portfolio over time has produced superior returns with less volatility.

Indeed, investors talk about the lost decade of equity investing.  Our equity portfolio increased 23% over the past 10 years while the S&P 500 lost 9%.  In addition, our fixed income portfolio has beaten what is now known as the Barclays Aggregate Index by 21 basis points per year over the last 10 years.

We certainly benefitted this year from the strong performance in the capital markets.  Book value was up nearly 19% year-over-year, to finish at $39.14.  In addition, comprehensive earnings for the year were $7.18 per share, resulting in shareholders’ equity of $832 million.

To summarize, we had a strong year and decade of investment performance.  We are proceeding in a cautious manner, making sure our portfolio remains high quality and positioned well to support our objectives of protecting policy holders and enhancing shareholder value.

Turning to the share repurchase, as you may recall we reinstated our share repurchase program during the fourth quarter.  We purchased 19.8 million during the quarter and have roughly 18 million remaining under the current authorization.  We will once again review our capital position when the current buyback is completed and weigh this to our needs and opportunities.  Again, our first choice is to deploy any excess capital we have in a manner that enhances shareholder value.  If we are not able to find an effective use of that capital, we return it.

For the operations highlight, I will now turn the call over to Mike Stone.  Mike.

Mike Stone:  Thanks, John.  Good morning everybody.  I’ll briefly discuss the insurance marketplace and our underwriting performance.  What can I say, a good underwriting quarter and year in a soft economy and a soft, but we think improving, rate environment.  As John indicated, our gross written premiums are down 11% for the quarter on an 80 combined ratio.  That’s good performance by anybody’s measure.

Casualty business is off 18%.  Property business off 12%, but our surety business is up 29%.  Our pricing varies between plus five and minus five in most products, somewhat better in our CAT business, and the market’s just drifting or waiting for a catalyst.  What might that be?  How about a few companies recognizing where their accident year results actually are and getting that information to the underwriter’s desk?

Over the past 15 years we’ve outperformed the industry by some 14 combined ratio points.  If we’re at about a breakeven, that leaves the industry somewhere between 110 and 115.  But most likely, the catalyst needs to be some sort of an event as we’ve seen in the past.

Now let’s look at our segments.  Casualty, our most difficult segment, off by 18% in the quarter, 17% year-to-date.  In our mature products, GL Commercial Umbrella, off 15% in the quarter, 19% year-to-date.  It’s hard for us to overcome premium off some $30 million in these products by the addition of new products and growth in Surety.

The surplus lines business is definitely getting attacked by the standard lines companies.  We continue to see their participation in our space even more present in today’s environment.  Our Transportation business off 36% in the quarter.  Again, we see more competition there, and we seem to see more competition in the fourth quarter as our competitors seek to make budget volume goals.

As John indicated earlier, our business is based on underwriting profit and a disciplined underwriting performance.  Our Property business, we’re up 3% for the year.  We were down 12% in the quarter.  Our Marine business is off 22% in the quarter as we continue to re-underwrite a portion of that book where we’ve experienced heightened loss activity.

Our E&S Property business was down 12% in the quarter.  Again, the fourth quarter was somewhat worse than the year as the competition heats up in the fourth quarter.  We also have started to see a bit of a decline in the CAT pricing in the fourth quarter, as it has been a benign CAT year and reinsurance renewals are expected to be down on 1/1 and they were down on the Property business in our business some 10%.

Our Property Facultative Re business had a good year — we wrote a little north of $8 million in premiums, $1.7 million in the quarter as we continue to get better recognition by our cedents in this space.

Surety, good story.  Gross written premium up 29% in the quarter, 18% for the year.  Our miscellaneous and contract driving the revenue growth.  We are conservatively underwriting the contract business.  We’ve been through this before.  We know in a soft economy that we have to be very careful on the contractors.  The quality of our business has never been better in this space.  Our Fidelity business is also in this segment and wrote roughly $10 million in the year.

We’re not sitting idly by Nero-esque as our revenue burns away.  We’ve added a Facultative Re operation that produced some $10 million in business in ‘09.  Our Fidelity business produced some $10 million in ‘09.  Our Design Professionals business produced some $7 million in ‘09.  All new businesses in ‘09.

In addition, we entered into a new quota share reinsurance arrangement with ProAg for crop business for 2010 and look to see nice results from that business as well.  That’s all I’ve got.  John.

John Robison: Thanks, Mike.  We’ll open the call up to questions now.

[Question-and-Answer Session]

Operator:  (Operator Instructions).  Our first question comes from Michael Grasher — Piper Jaffray.

Mike Grasher:  I guess the first question just with regard to the reinsurance, the crop reinsurance investment here. What’s been the historical loss ratio around that?

Mike Stone:  In the mid-80s.

Mike Grasher:  OK and then I guess sort of how do you characterize it in terms of — where’s the carryover or the intellectual capital I guess that you would most compare it to in your existing lines of business?  Where is it most similar?

Jon Michael:  Mike, it’s Jon Michael, it’s not similar and that’s why we’re interested in it.  It is not correlating to our lines of business and if you’re asking where we have that intellectual capital, we’ve been interested in this business for some time now and this is our first entry and putting our toe into the water in the crop insurance business.

Mike Grasher:  OK, so this is an underwriting team that’s come over.

Jon Michael:  It’s not an underwriting team, no.  This is reinsurance.

Mike Grasher:  Right, OK.  So just a quota share, it wouldn’t involve that?  It’s more or less just learning it as you go? Dipping your toe, as you said?

Jon Michael:  Yes, we’ve been interested in this business and have studied it for at least 18 months and we think that this is good business.  We think that ProAg is a good partner for us.

Mike Grasher:  OK.  And then as we sit back and look at sort of the level of reserve development, the favorable development that keeps coming along, and we continue to see premiums written tailing off to some degree, how should we think about that in the longer term?  A lot of the questions we get sort of, “Won’t this dry up?  Won’t the favorable development dry up?”  Where’s the trade-off there in terms of I guess seeing that reserve development continue at a level that generates a return on equity in this 13 to 14% range?

Jon Michael:  Mike, Jon Michael again.  We obviously can’t promise that.

Mike Grasher:  Of course.

Jon Michael:  Each quarter when we do look at our loss reserves we think that the loss reserves that we have up at the end of that quarter are exactly what we need going into the future.  So we can’t predict any kind of — whether the reserves are adequate or not.  As you know, we have to release if they’re not adequate.  So what does that portend for the future?  I can’t tell you, but it is what it is.  Do we think that we can continue to produce 13, 14% returns?  We sure hope so, and we’re going to need some help with the market to be able to do those types of things.

Mike Grasher:  And then as you look at that area — the strategic planning that maybe goes on at RLI — how does the I guess the share repurchase program sort of come into play on that?  I mean do you have a set of various levels of expectations and you sort of apply a certain level of share repurchase to return the capital, or how do you think through that?

Jon Michael:  Yes, we do.  We have a capital planning process that we go through and then we go through it with our Board.  And it’s been our policy that — in the past and will be in the future — if we cannot use the capital we will return it.  But our bias is to try to use the capital if we can.  We think we can beat what return shareholders can get in other places.

Mike Grasher:  OK.  Thank you much and I’ll jump back in the queue.

Operator:  Thank you.  Our next question comes from Doug Mewhirter with RBC Capital Markets.

Doug Mewhirter:  Hi, good morning.  I had a follow-up question about your ProAg business.  First is, would you be slotting that into your Property segment for reporting purposes?

Joe Dondanville:  Doug, this is Joe Dondanville.  Yes, we will.

Doug Mewhirter:  OK.  And also is there any seasonality towards when you either write or earn the premiums?  Is it sort of based on the harvest season or anything like that?

Joe Dondanville:  Joe Dondanville again.  Yes, there’s a certain seasonality with the crop seasons.  And the big crops are the Midwest corn and then bean crops which are generally planted in the second quarter and harvested in the fourth quarter.

Doug Mewhirter:  So you then imply that a lot of your premiums would be written in the second quarter?

Joe Dondanville:  Yes.

Doug Mewhirter:  Relative to the rest of the year.  OK.  Does that also affect loss reporting as well?  So it depends on you know when the harvest numbers come out is when you recognize all of the losses?

Joe Dondanville:  Well, the losses will be matched over the premium and the federal government program puts out estimates on yields at various points in the crop season.  And we will target an expected loss ratio and adjust it as we get those yield reports.

Doug Mewhirter:  OK.  Thanks.  My second question, does your difference in conditions business cover landslides and is there any effect of the California storms in that if it does?

Mike Stone:  This is Mike Stone.  The answer to the second part — we have no losses from the California mudslides.  We don’t really anticipate any based on where they are.  We could have coverage under our DIC policy for some of those.  Remember our business is commercial so we wouldn’t expect to see anything out of this, what we’re seeing right now.

Doug Mewhirter:  OK, thanks.  That’s all my questions.

Operator:  And our next question comes from Michael Nannizzi with Oppenheimer.

Mike Nannizzi:  Thank you.  Just a few questions if I could.  Anything to the trend here that looks like the accident year loss ratio in both the property and casualty segment is down in the fourth quarter relative to the third.  But at least on the casualty side is similar to last year’s fourth quarter.  Is that kind of just a better view on your current year book or is there some mixed difference there?

Joe Dondanville:  This is Joe Dondanville.  It’s a combination of things.  One, the pricing trends are going against us on the casualty side.  We are seeing some favorable loss trends but we still believe to be conservative in how we look at the current accident year.  And on the property side, that has been driven for the most part on the marine side as our wind and quake and fire business have been performing very well.

Mike Nannizzi:  I see.  OK.

Joe Dondanville:  And I think we’ve taken significant steps on the marine side to help improve that going forward and we’ll see some mixed shifts on the marine side that we believe that’ll help improve that.

Mike Nannizzi:  I see and then specifically on that marine book.  Is all of the unfavorable development in the quarter related to marine?  If so, when do you expect the re-underwriting of that book to result in less unfavorable development?  Would that be early in 2010 or at some point through the rest of the year?

Mike Stone:  This is Mike Stone.  I think the answer to the first part is yes.  And secondly on re-underwriting, we began seriously re-underwriting that portion of the book that was causing us difficulty in the first quarter of ‘09.  We’re just about through that.  There’s about $1 million worth of business that we will be not renewing in the first quarter of ‘10 and would expect to see — start to see improved results fairly soon.

Mike Nannizzi:  Great.  OK and, switching to surety.  On the Fidelity side, so there’s some favorable development in that quarter — or in this quarter — on that line as well.  And there hasn’t been any significant development there since last year.  Can you just talk about, I know surety is a little bit lumpier, is that the driver and how much of that development is related to the Fidelity book?

Joe Dondanville:  Joe Dondanville.  None of the development is related to the Fidelity book.  What we’re trying to do is be cautiously optimistic on the surety reserving side thinking that there still potential problems with the economic problems that we’ve seen.  And we try to be more cognizant of that potential that comes out of that line.  And so we have been seeing some favorable overall on the book but we still want to be cautious.

Mike Nannizzi:  And last one if I could.  Just in terms of the expense line, how much of the expense ratio whether it’s in points or in dollars is the result of favorable development or just a loss ratio?  So how much incremental expenses is related to compensation resulting from underwriting profitability, just want to make sure?

Joe Dondanville:  Well, I haven’t got it broken out between just the reserve side, but in looking at the changes between the quarter and year-to-date, we have roughly $6 million of additional bonuses for the quarter, $12 million for the year.  A portion of that is definitely from the reserve releases but a significant portion is also because of the increase in book value that we’ve seen this year versus last year, where last year we had bonuses that were flat or even negative where the top executives here would have a charge against their bank based on the drop in book value.  So to a certain extent we saw a benefit in the fourth quarter of last year versus an expense this year.

Mike Nannizzi:  Got it.  Right.  Not directly favorable but from the benefit associated with book value.  OK got it, great.  Thank you so much for answering all those questions.

Operator:  And our next question comes from Meyer Shields from Stifel Nicolaus.

Meyer Shields:  Thanks a lot.  Good morning, everybody.  Let me start I guess with casualty.  I think I misunderstood.  I have the accident period combined ratio actually improving over the course of 2009 from about 105 to about 94.  Am I missing something there?

Joe Dondanville:  From an accident year, you’re probably a little low on the 2009 in looking at the splits from the reserves.  But we did have some modifications in our booking ratios during the year from the first part to the second part where as we saw the improvement from prior years that caused us the releases, that also changed our expectations on the current year downward that appeared in the third and fourth quarters.

Meyer Shields:  OK, so the initial book accident period combined ratio would be improving and that’s OK.

Joe Dondanville:  From our original estimate at the beginning of the year.

Meyer Shields:  OK.  Do the adjustments to earlier quarters — let’s say in 2009 — do those show up in the reserve numbers at the beginning of the press release?

Joe Dondanville:  That’s all prior.  If it’s a current accident year we do not break out changes in the current accident year.

Meyer Shields:  OK, so if there’s an adjustment let’s say to the first quarter in the fourth that won’t be included in the reserve adjustment number.

Joe Dondanville:  No, the reserve adjustments are for 2008 prior development — prior years’ development.

Meyer Shields:  OK.  With regard to the ProAg business, is it fair to assume that whatever growth rate there is, there is, but the seasonal premium earning patterns will be the same as what ProAg itself reports in the statutory numbers?

Joe Dondanville:  For the most parts that would be true.  The thing that we want to make sure we do is we look at the premiums on an estimated basis as opposed to ProAg may actually report them as reported to them and there is a lag.  But from our approach in trying to match accounting rules, GAAP accounting rules, is that we’ll try to estimate, and so we might be a little bit ahead of them in actual written premiums booking.

Meyer Shields:  OK.  And it would be less seasonal if you do it that way.

Joseph Dondanville:  No, not really, because there is a significant seasonality associated with the business in and of itself.

Meyer Shields:  OK.  And last question if I can.  With regard to the reserve adjustments on prior periods, can you break that down a little bit by accident here?

Joe Dondanville:  I’ll break it down into the large groups.  2002 and prior, collectively we saw a small improvement in the reserves, a decline.  And 2003 to 2008 is where we saw the largest improvements in the reserve.  So, I wouldn’t necessarily say that there was an outlier in the years that would be significant.  If you look at the proportion of the reserves from 2003 and ‘08, the releases weren’t too far off.

Meyer Shields:  OK, I see what you are saying.  Last quarter, I guess the third quarter, for accident year 2008 was actually modest reserve increase.  Was that undone?  Was that not a trend?

Joe Dondanville:  Yes.

Meyer Shields:  Yes, thanks.

Operator:  And our next question comes from Matt Carletti with Macquarie.

Matt Carletti:  Hey, good morning.  Quick question just following up on Meyer’s question on the accident year ratios.  Joe, do you have the 2008 casualty accident year loss ratio developed at year end ‘09, just to get a sense for where the trend is, entering in ‘09?

Joe Dondanville:  I don’t have that handy, but it’s fair to say that our 2000 year accident ratio would have declined.

Matthew Carletti:  OK, so if we look at it developed at year-end 2009 it would be going I think to the 67 I calculated for 2009.  That would be an increase from ‘08.

Joe Dondanville:  2009 would be.

Matt Carletti:  OK, great.  And then this on ProAg, really two questions.  One is, can you give a little color on their mix of business?  Are they heavy in the “I” states, you know heavy in citrus, heavy in cotton?  And then secondly, what do you view,  I know it’s just a draft form right now, but the 2010 SRA, what the impact that could have on the business and how much if any of that might flow through to you as a reinsurer?

Mike Stone:  Yes, it’s Mike Stone.  They’re not as heavy in the “I” states as the rest of the industry though they’re starting to try to grow in the “I” states, so they’ve got more business in Texas because they are a long-time Texas company.  They’ve got a considerable bit of business in California.  The other question was the SRA.

Matt Carletti:  Yes.

Mike Stone:  The SRA, obviously it’s in negotiation right now.  I guess you could expect that there will be some impact to the industry.  But certainly that’s the initial foray.  I think it’s quite a bit of negotiation going on.  Nobody knows what the answer is going to be.  One of the proposals is they’re going to be a bigger hit on the “I” states which would impact ProAg less.  I think it’s too early to really handicap or quantify the impact.  I would suspect that it will end up making a negative impact.  My guess would be it won’t be that great.

Matt Carletti:  OK, great.  And then this one last question, maybe this is for Joe.  The loss at Maui Jim in the quarter, what is that the result of?

Joe Dondanville:  It’s seasonality.

Matt Carletti:  OK.

Joe Dondanville:  They typically have a slow fourth quarter.

Matt Carletti:  Great.  Thanks a lot.

Operator:  And we’ll take the next question from Ron Bobman with Capital Returns.

Ron Bobman:  Hi, thanks a lot and congrats.  I had two questions.  One, I was wondering if the changes to the quake models — and I know it’s hard to sort of strip out the result of any one factor — but do you believe there’s any impact at the insurance level on commercial property, I guess quake exposure, the rate, premium rates for coverage for that line as a result of the changes to the models for quake coverage.  I guess particularly my understanding is in California, is my first question.

Mike Stone:  Yes, this is Mike Stone again.  Its impact on us was negligible.

Ron Bobman:  And I guess hopefully that will continue to be the case, do you believe?

Mike Stone:  Well, I mean the models are what they are and I think depending on how your book was constructed, it could have had a significant impact on some other companies than it did for us, and it depends on what happened and how they tweak the model over time.  We are very careful as we evaluate our utilization of the model.  We run our book through all the major models so that we’re not biased towards one.  We also look at metrics that are associated with actual limits exposed where our business is located, i.e., non-modeled metrics if you will, around us.  But overall the model change didn’t have a significant impact on us.

Ron Bobman:  And I’m sorry, I want to make sure sort of the thrust of my question is really are you seeing any behavioral changes amongst your competitors as far as quoting business, binding business now.  Are they getting more aggressive because they have this new-found belief that the risk is less for that peril?

Mike Stone:  You know I don’t think so.  I think they are — the companies that rely heavily on the model — are writing business where they think there’s very, very little risk, i.e. in the very reinforced business buildings, where they’re writing that business at very low returns.

Ron Bobman:  OK and then shifting direction.  On the reinsurance agreement that you entered into with ProAg.  I’m curious to know, you’re not — your primary business is not reinsurance.  This is not a line that you’ve been either involved in in the insurance in the past, so I’m trying to understand the circumstances by which RLI was basically able to secure a participation on this ProAg reinsurance program.  Was there some other dynamic reinsurer that wanted to get off a long-standing relationship elsewhere between your two organizations, or anything you can point me to to sort of — that afforded you the opportunity to participate?

Jon Michael:  Yes, Jon Michael.  As I mentioned early in the call, we’ve really studied the industry for about a year and a half.  And in the course of that study of the industry several of the crop insurance companies became known to us.  And we have developed a relationship with the ProAg management team.  And we’re impressed and decided to, after they offered it to us, decided to sign on to their reinsurance.  And I think that was again a result of an extended period of dialogue between our two organizations.

Ron Bobman:  OK, thanks a lot.  I appreciate it.  And best of luck, I hope it continues.

Operator:  Our next question comes from Kathy Buck with Wayne Hummer Asset Management.

Kathy Buck:  Hi.  Thanks.  Just a couple of quick questions on ProAg.  Are you guys taking a share of the unearned premium or just the go forward gross written premium?

Mike Stone:  Mike Stone.  Just the go forward.

Kathy Buck:  OK.  And then what would — how would you categorize the statutory capital, or the BCAR charge for ag relative to the rest of your book?  Does that require more or less capital, in a very gross generalization?

Mike Stone:  Yes, less.

Kathy Buck:  OK.  And then if things break bad or something happens that you don’t expect, what’s your ability to pull back?  Do you have to do the whole year or how many years are you locked in here?

Mike Stone:  We have a 2 year deal.

Kathy Buck:  OK.  Great, thanks.

Operator:  We’ll take a follow-up question from Michael Grasher with Piper Jaffray.

Michael Grasher:  Questions were addressed, thank you.

Operator:  (Operator instructions).  And we’ll take our next question from Stuart Johnson with Philosmith.

Stuart Johnson:  Thank you very much.  I have a quick question regarding a comment you made.  You said that some of the standard writers were dropping down into the surplus lines, which is nothing new in terms of what we’ve seen before in the cycles.  But is there anything different this time?  The types of businesses they’re going after or the discounts that they’re offering?  And maybe if you could give us some idea of the impact that that’s having on your top line.  Thanks.

Mike Stone:  This is Mike Stone.  I think that the major competition that we see in obviously our surplus line space is coming from the standard companies that are repackaging business that was broken apart for one reason or another.  And we see that certainly in California, Florida, New York, Texas — the major surplus line states.  Is it worse than it has been in prior cycles?  It always feels worse.  You know my guess is it’s probably not a whole lot worse but we’re at that stage in the cycle where we see the standard lines companies fairly aggressive and impact on our top line.  I think I would attribute most of the loss of revenue that is attributable to other than just the economy, is coming from entrance by a standard lines companies, i.e. business not being available to the wholesale space.

Stuart Johnson:  OK.  Thank you.

Operator:  And if there are no further questions, I would like to turn it back over to our presenters for any additional closing remarks.

Jon Michael:  Thank you very much.  Jon Michael here.  A very satisfying year for us at 82.3 combined ratio.  That’s our 14th consecutive year producing an underwriting profit and that’s quite a record.  And during that period we’ve outperformed the overall P&C industry by about 14 combined ratio points.  In fact in our 45-year history, I believe we’ve only been over 100 combined five times.  I think you’ll all agree that’s quite a record.  It was a good investing year as the stock market bounced back in ‘09 and our equity portfolio performed accordingly.  As a result, our book value grew very nicely, over 18% to $39.14 a share.  And as you know we are really focused as a company on book value growth.

I appreciate all the good questions we had on the crop reinsurance deal with Producers Ag.  As I mentioned, we studied that business for at least a year and a half and this reinsurance agreement that we have with Producers Ag is a way to get our toe in the water in crop insurance.  We believe it’s a non-correlating insurance with our other insurance business, and so that’s the reason that we really liked it.

I’ll close by saying, John mentioned earlier that the last decade in the equity market’s kind of getting known as the lost decade.  I’ll tell you that he mentioned that our portfolio did very well during that decade.  I’ll tell you as shareholders RLI did very well indeed.  While the S&P lost 9% over the decade, RLI stock had a total return during that period of 265%.

Thanks again for joining us today and we look forward to talking to you next quarter.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call you may do so by dialing 1-888-203-1112 with an ID number of 9947260.  This concludes our conference for today.  Thank you all for participating, and have a nice day.  All parties may now disconnect.

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